Exhibit 99.1

[DG SYSTEMS LOGO]

News Announcement	For Immediate Release

For more information contact:
Omar Choucair, Chief Financial Officer	Stewart A. Lewack, Joseph N. Jaffoni
DG Systems, Inc.	Jaffoni & Collins Incorporated
972/581-2000	212/835-8500 dgit@jcir.com

DG SYSTEMS EXPANDS MEDIA ASSET MANAGEMENT

OFFERINGS THROUGH THE ACQUISITION OF SOURCE TV

- DG to Offer the Advertising Community Access to

Over 350,000 TV Commercials Through Searchable Database -

- Source TV Founder Pamela Maythenyi Joins DG as Sr. Vice President -

DALLAS, Texas and BOCA RATON, Florida (September 1, 2004) – DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today announced it has acquired privately-held Source TV to expand its media asset management services to advertising agencies and has named its founder, Pamela Maythenyi, Senior Vice President.

Source TV provides advertising agencies, advertisers and production houses with a complete online resource and has a searchable database of over 350,000 television commercials, both on a subscription and per-transaction basis. Source TV users have access to the industry’s largest database of television advertisements and the professionals and agencies responsible for their creation. Source TV allows users to search for spots by keywords, product, product category and more. Directors, production and production services companies can be identified through name, style, specialty, location and other searches. Spots are viewable online and hundreds of new spots are added to the Source TV database regularly.

Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems commented, “We believe Source TV fits extremely well with DG’s operating platform and service offerings. Source TV is a complementary acquisition that diversifies DG Systems’ revenue mix, expands our product offerings and customer base, and further strengthens

-more-

our executive management team. The combined entity will benefit from a heightened industry presence as we market Source TV services to the DG customer base and market our ad delivery and other services to Source TV clients.

“This transaction supports our strategy of achieving growth through a combination of new business initiatives and strategic acquisitions. In keeping with other previously announced transactions and customer service initiatives, Source TV enhances our leading position in the ad distribution marketplace by offering yet another industry-leading, technology-based work flow solution.”

Source TV’s founder and President Pamela Maythenyi, who has joined DG as Senior Vice President, added, “Having been active in the advertising industry and creative community for many years, I have watched DG’s network grow into the industry’s largest and most reliable platform for electronically transmitting television and radio commercials. Everyone on the Source TV team is excited to join such a progressive, industry leading company, as we share a common vision with DG for delivering to clients efficient, value added solutions.”

Pamela Maythenyi brings over twenty-five years of agency and agency service experience to her new role at DG, and has driven the growth of Source TV in her capacity as that company’s sales and marketing leader. “Pamela’s appointment as Senior Vice President is consistent with our plan to emphasize a customer-centric orientation throughout our executive team and the entire DG organization,” concluded Mr. Ginsburg.

Headquartered in Boca Raton, Florida, Source TV has over 4,000 active users at over 300 companies generating over 200,000 annual individual online sessions from its searchable online database. The company is a leader in providing advertising agencies and production companies with TV commercial information and other specialized content. Additionally, Source TV’s database serves as a clearing house of contact information for key creative personnel including directors and production companies, which facilitates the process of matching certain skill sets of agencies/production companies to specific commercial production projects. The domain name and website, www.sourcetv.com, was also acquired by DG pursuant to the transaction.

About DG Systems, Inc.

DG Systems and the Company’s AGT-Broadcast and StarGuide divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, nearly 2,000 broadcast and cable television destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. More information is available at www.dgsystems.com.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.